UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2011

MYREXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Chipeta Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Effective on October 18, 2011, Myrexis, Inc. (“Myrexis” or the “Company”) entered into agreements (the “Agreements”) with MSMB Healthcare LP and certain of its affiliated funds and entities (collectively, “MSMB Healthcare”), and with Jason M. Aryeh, relating to a notice received by the Company from MSMB Healthcare stating MSMB Healthcare’s intention to nominate two individuals, including Mr. Aryeh, for election as Class II directors of the Myrexis Board of Directors (the “Board”) at Myrexis’ 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), and its intended proxy solicitation in connection therewith. Pursuant to the Agreements, on October 19, 2011, the Myrexis Board, accepting the recommendation of the Nominating and Governance Committee of the Board, increased the size of the Board from six to seven members, and appointed Mr. Aryeh to the Board as a Class I director and as a member of the Strategy Review Committee of the Board. Pursuant to the Agreements, MSMB Healthcare agreed to withdraw its nominations for the 2011 Annual Meeting and terminate any solicitations in connection therewith, and MSMB Healthcare and Mr. Aryeh have agreed to certain standstill and voting covenants until the completion of, and except in connection with, Myrexis’ 2013 Annual Meeting of Stockholders. MSMB Healthcare and Mr. Aryeh have each agreed during the standstill period not to, among other things, engage in or otherwise facilitate any proxy solicitation with respect to the securities of Myrexis, acquire or announce an intention to acquire any Myrexis voting securities which would result in such person (together with its or his respective affiliates) owning 5% or more of Myrexis’ voting securities, seek to place any individual on the Board other than as recommended by the Board, or become a participant in any election contest involving Myrexis.

Myrexis has agreed to reimburse MSMB Healthcare for up to $70,000 of its out-of-pocket legal expenses incurred in connection with the negotiation and documentation of the matters set forth in its Agreement with Myrexis.

Martin Shkreli, the Managing Member of the General Partner of MSMB Healthcare LP, has also entered into a letter agreement with Myrexis, effective October 18, 2011, pursuant to which he has agreed to be bound by the terms and conditions of the Agreement by and among Myrexis and MSMB Healthcare.

The foregoing description of the Agreements and the letter agreement with Mr. Shkreli does not purport to be complete and is qualified in its entirety by reference to the Agreements and the letter agreement with Mr. Shkreli, copies of which are filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 19, 2011, based on the recommendation of the Nominating and Governance Committee of the Board, the Myrexis Board increased the size of the Board from six to seven members, and unanimously appointed Jason M. Aryeh to the Board of Directors as a Class I

director to serve in accordance with the Bylaws of the Company until the 2013 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified. Mr. Aryeh was also appointed to serve on the Strategy Review Committee of the Board. Mr. Aryeh was appointed to the Board and the Strategy Review Committee pursuant to the terms of the Agreements described under Item 1.01 above.

Mr. Aryeh is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and specialty pharmaceutical sector, and has served in such capacity since 1997. Mr. Aryeh also serves on the board of directors of Nabi Biopharmaceuticals and Ligand Pharmaceuticals Incorporated, both of which are public biotechnology companies, as well as CorMatrix Cardiovascular, a private medical device company, and the Cystic Fibrosis Foundation’s Therapeutics Board.

In connection with his appointment to the Board, pursuant to the Company’s Director Compensation Policy, Mr. Aryeh was granted an option to purchase 25,000 shares of the Company’s common stock at an exercise price of $2.74. The option will vest in full on October 19, 2012, assuming continued membership on the Board on such date.

Item 8.01	Other Events.

On October 20, 2011, the Company issued a press release announcing Mr. Aryeh’s appointment as a member of the Board of Directors. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Agreement by and among Myrexis, Inc. and MSMB Healthcare LP, MSMB Healthcare Investors LLC, MSMB Healthcare Management LLC, and MSMB Capital Management LLC, dated October 18, 2011.

10.2	Agreement by and between Myrexis, Inc. and Jason M. Aryeh, dated October 18, 2011.

10.3	Letter Agreement by and between Myrexis, Inc. and Martin Shkreli, dated October 18, 2011.

99.1	Press Release dated October 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYREXIS, INC.

Dated: October 21, 2011	/s/ Andrea Kendell
Andrea Kendell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement by and among Myrexis, Inc. and MSMB Healthcare LP, MSMB Healthcare Investors LLC, MSMB Healthcare Management LLC, and MSMB Capital Management LLC, dated October 18, 2011.

10.2	Agreement by and between Myrexis, Inc. and Jason M. Aryeh, dated October 18, 2011.

10.3	Letter Agreement by and between Myrexis, Inc. and Martin Shkreli, dated October 18, 2011.

99.1	Press Release dated October 20, 2011.

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